Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 76 to File No. 2-32791; Amendment No. 76 to File No. 811-01316) of Security Mid Cap Growth Fund of our report dated November 29, 2012 on the financial statements and financial highlights of Security Mid Cap Growth Fund included in the September 30, 2012 Annual Report for shareholders.

/s/ Ernst & Young LLP

Chicago, Illinois

April 24, 2013